EXHIBIT 5.4

July 9, 2020

Takeda Pharmaceutical Company Limited

1-1, Nihonbashi-Honcho 2-Chome

Chuo-ku, Tokyo 103-8668

Japan

Takeda Pharmaceutical Company Limited

Registration Statement on Form F-3

Dear Sirs:

We have acted as legal counsel to Takeda Pharmaceutical Company Limited (the “Company”) with respect to the laws of Japan in connection with the issue by the Company of the $2,500,000,000 2.050% Senior Notes due 2030, $1,500,000,000 3.025% Senior Notes due 2040, $2,000,000,000 3.175% Senior Notes due 2050 and $1,000,000,000 3.375% Senior Notes due 2060 (the “Notes”) pursuant to the Indenture and the Underwriting Agreement, each as defined below, in relation to the Registration Statement on Form F-3 (File No. 333-239409) which the Company filed with the United States Securities and Exchange Commission (the “Commission”) on June 24, 2020 (the “Registration Statement”) to register senior debt securities under the United States Securities Act of 1933, as amended (the “Securities Act”).

Upon the request by the Company, we are furnishing our opinion to be filed as Exhibit 5.4 to the Registration Statement. For such purpose, we have examined the following documents:

(i)	Certified copies of the Articles of Incorporation and the Regulations of the Board of Directors of the Company;

(ii)

an executed copy of the underwriting agreement dated June 29, 2020 entered into among the Company and BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters (the “Underwriting Agreement”);

(iii)

an executed copy of the indenture dated as of July 9 2020 entered into between the Company and The Bank of New York Mellon (the “Indenture”, together with the Underwriting Agreement, the “Transaction Agreements”);

(iv)	an extracted copy of the minutes of the meetings of the Board of Directors of the Company held on June 24, 2020;

(v)	a certified copy of the Certificate of Complete History of Company Register of the Company dated July 3, 2020;

(vi)	a conformed copy of the Registration Statement and all exhibits thereto;

(vii)	forms of global notes representing the Notes; and

(viii)

an executed copy of the power of attorney dated June 24, 2020, issued by Costa Saroukos, Director and Chief Financial Officer of the Company, regarding the execution and delivery of certain documents relating to the issue and sale of the Notes.

We have also examined such other certificates, corporate and other records of the Company and such other documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of furnishing the opinion hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in item (i) through (viii) above, and other certificates of officers or other authorized persons of the Company or public officials as we have deemed appropriate as a basis for the opinion expressed herein.

On the basis of such examination, and subject to the further assumptions and qualifications set forth below, we are of the opinion that insofar as the laws of Japan, in effect as of the date hereof, are concerned:

When duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture against receipt by the Company of the purchase moneys for the Notes in accordance with the Underwriting Agreement, and assuming that the Notes will create valid, legally binding obligations in respect of the Notes under the law of the State of New York by which they are stipulated to be governed, the Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)

In our examination, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures and seals and the proper affixture thereof, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and (ii) that there has not been any action or inaction or agreements by the parties thereto or any court or administrative order or judgment which would invalidate or terminate or otherwise change any of the documents examined, and also (iii) that no agreements, contracts, instruments or documents which may contradict or be inconsistent with all the documents so examined or with the transactions contemplated thereunder have existed or been made between any parties to such documents so examined.

In making our examination of documents, we have assumed that the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company).

(b)

As to any facts material to the opinions expressed herein, including, in particular but without limitation, any facts affecting or purporting to affect the legality, validity, binding effect and enforceability of the obligations of the parties to the documents we have reviewed, which were not independently established or verified, we have relied upon oral or written statements or stipulated intentions and representations of officers and other representatives of the Company and others, including, without limitation, the representations and warranties made by such parties in the Transaction Agreements or other documents listed above and have not attempted to determine whether any material facts have been omitted from them. We do not express or imply any opinion thereon nor do we assume any responsibility for the accuracy or correctness thereof.

(c)

No opinion is expressed herein as to the law of any jurisdiction other than Japan. We neither express nor imply any opinion as to laws other than the laws of Japan existing as at the date of this opinion.

Further, we assume that there are no provisions of the laws of any jurisdiction outside Japan which would be contravened by the execution or delivery of the Transaction Agreements, the Notes and/or other documents specified or implied herein, and that none of our opinions set forth above will be affected by the laws (including public policy) of any jurisdiction outside Japan. To the extent that the laws of any country or jurisdiction other than Japan may be relevant to any matters set forth in our opinion, we have assumed that such laws do not and/or will not result in any conclusions different from the opinion herein stated.

(d)

The validity, binding nature and enforceability of the Transaction Agreements and the Notes may be limited by laws from time to time in effect relating to bankruptcy, rehabilitation, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

Under Japanese law, the validity, binding nature and enforceability of any particular provision of an agreement is always subject to the discretion of the court to consider both the public order and good morals (kojo-ryozoku) doctrine and the abuse of rights (kenri-ranyo) doctrine and that the exercise of rights and performance of duties shall be carried out in accordance with the principle of good faith (shingi-soku).

Certain remedies, such as injunction and specific performance, are discretionary and may not be awarded by the courts in enforcement of the Transaction Agreements and the Notes. For the purpose of this opinion, an obligation is “enforceable” against an obligor thereof even if the obligee of such obligation is entitled to make a claim only for damages against such obligor, but not necessarily for a grant of specific performance or other equitable remedies.

Where under the Transaction Agreements or any other documents a party is vested with certain discretion over, or may determine, a matter, Japanese law may require that such discretion be exercised reasonably or that such determination be based upon reasonable grounds.

(e)

Where an assumption is stated to have been made in this opinion, or it is given subject to a qualification, we have not made any independent investigation in respect of the matters which are the subject of such assumption or qualification.

Furthermore, our opinion stated herein is subject to the following assumptions and qualifications:

a.

The characterization or the nature of the transactions contemplated under the Transaction Agreements might be affected by documents, agreements, deeds or instruments that have not been provided to us for the purpose of this opinion. We accordingly express no opinion as to the effect, if any, of any such document, agreement, deed or instrument on the characterization or the nature of the transactions contemplated under the foresaid documents.

b.

In this opinion, Japanese legal concepts may also be expressed in English language terms as well as in their original Japanese terms, but the concepts concerned may not be identical to the concepts described by the equivalent English language terms as they exist under the laws of other jurisdictions.

c.	We offer no opinion as to the tax laws of Japan or any other country.

d.	We have assumed the legality, validity, binding effect and enforceability of the Transaction Agreements under the governing law thereof.

e.	We express no opinion as to the validity or enforceability of any currency indemnity contained in the Transaction Agreements or the Notes.

We hereby consent to the filing of this opinion as Exhibit 5.4 to current report on Form 6-K to be filed by the Company on the date hereof incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nishimura & Asahi